UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 7, 2012

Outdoor Channel Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17287	33-0074499
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

43445 Business Park Drive, Suite 103, Temecula, California		92590
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	951.699.6991

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2012, Outdoor Channel Holdings, Inc. entered into an Amendment (the "Amendment") to Douglas J. Langston’s employment agreement dated June 28, 2010 (previously disclosed as Exhibit 99.2 to the Company's Form 8-K filed with the SEC on July 1, 2010).

The Amendment extends the termination date set forth in Mr. Langston’s original employment agreement to December 31, 2013. Mr. Langston’s base salary will be $213,897 for fiscal year 2013. Mr. Langston will be eligible to receive an annual cash incentive award for fiscal year 2012 and 2013, in the target amounts of forty percent (40%) of base salary and $80,000, respectively, payable for the achievement of performance goals established by the Company’s compensation committee. Pursuant to the Amendment, in the event that the Company terminates Mr. Langston without Cause (as such term is defined in the Amendment), Mr. Langston will receive (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of nine (9) months and (ii) if Mr. Langston elects continuation coverage pursuant to COBRA, and provided that he constitutes a qualified beneficiary under the Internal Revenue Code of 1986, as amended (the "Code"), the Company will reimburse Mr. Langston for the same level of health coverage and benefits as in effect for Executive on the day immediately preceding the date of termination until the earlier of (A) nine (9) months following the date of Mr. Langston’s termination, or (B) the date upon which Executive and his eligible dependents become covered under similar plans.

The Amendment is attached to this filing as Exhibit 99.1 and incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Outdoor Channel Holdings, Inc.

November 13, 2012	By:	/s/ Catherine C. Lee

Name: Catherine C. Lee
Title: EVP, General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Amendment dated November 7, 2012 to Employment Agreement between Outdoor Channel Holdings, Inc. and Douglas J. Langston dated June 28, 2010.